Exhibit 4.27

SHARE PURCHASE AGREEMENT

Between

Knutsen NYK Offshore Tankers AS

(as Seller)

And

KNOT Shuttle Tankers AS

(as Buyer)

for the sale and purchase of the shares in

KNOT Shuttle Tankers 20 AS

SHARE PURCHASE AGREEMENT

This agreement (this “Agreement”) is entered into the 10 December 2014 between:

(1) Knutsen NYK Offshore Tankers AS, company registration no. 995 221 713

(the “Seller”), and

(2) KNOT Shuttle Tankers AS, company registration no. 998 942 829

(the “Buyer”).

The Seller and the Buyer are hereinafter individually referred to as a “Party” and jointly the “Parties”.

1	RECITALS

WHEREAS:

a)	KNOT Shuttle Tankers 20 AS, company registration no. 897 099 152, is a private limited liability company that has as its purpose to engage in shipowning activities, is duly incorporated under Norwegian law and has its registered place of business in Haugesund, Norway (the “Company”);

b)	The Seller is the sole owner of the ownership interest in the Company, with a share capital of NOK 10,000,000;

c)	The Company is the owner of the MT “Dan Cisne”, having IMO No. 9513440 (the “Vessel”); and

d)	The Seller and the Buyer have agreed that the Buyer shall acquire 100% of the shares in the Company (the “Shares”) on the terms and conditions set forth in this Agreement.

2	DEFINITIONS

In this Agreement, the following definitions shall have the following meanings:

a)	Accounting Principles	means the applicable Norwegian generally accepted accounting principles as defined by Norwegian law and regulations and accounting standards issued by the Norwegian Accounting Standards Board (Nw: Norsk Regnskapsstiftelse/NRS), applied on a consistent basis;

b)	Accounts	means, in respect of the Company, its audited annual accounts (årsregnskap), consisting of the profit and loss account, balance sheet, statement of cash flow and the notes thereto, consolidated profit and loss account, consolidated balance sheet and statement of cash flow and the notes thereto, for the financial year ended on the Accounts Date attached as Schedule 3;

c)	Accounts Date	means 31 December 2013;

d)	Agreement	shall have the meaning ascribed to such term in the preamble to this Agreement;

e)	Business	means the current business of the Company, being to own the Vessel, and charter the same under the Charter;

f)	Business Day	means a day on which banks are open for general banking business in Norway;

g)	Buyer	shall have the meaning ascribed to such term in the preamble to this Agreement;

h)	Buyer Indemnitees	shall have the meaning ascribed to such term in Clause 12.1;

i)	Charter	means the Bareboat Charter Party, dated 6 March 2008 entered into between Lauritzen Tankers A/S as owner and Fronape International Company (“FIC”) or Petrobras Transporte S.A. - Transpetro as charterers, as novated first from Lauritzen Tankers A/S to Lauritzen Shuttletankers Netherlands B.V. by way of a novation agreement dated 5 September 2011, then novated from FIC to Transpetro International B.V. by a novation agreement dated 7 February 2013, and as subsequently novated further from Lauritzen Shuttletankers Netherlands B.V. to the Company (as owner) pursuant to a novation agreement dated 20 March 2014 ;

j)	Charterer	means Petrobras Transporte S.A. – Transpetro or Transpetro International B.V. (whichever is acting as charterer under the Charter);

k)	Closing	shall have the meaning ascribed to such term in Clause 5.1;

l)	Closing Date	means the date when the Closing actually takes place according to Clause 5.1;

m)	Companies Act	means the Norwegian Limited Liability Companies Act of 1997

n)	Company	means KNOT Shuttle Tankers 20 AS;

o)	Dan Cisne Facility	means the USD 172,500,000 Senior Secured Credit Facilities Agreement in respect of the Vessel and the vessel “Dan Sabia”, dated April 3, 2014, made between (i) the Company and KNOT Shuttle Tankers 21 AS as joint and several borrowers, (ii) the Seller as original guarantor, (iii) the banks and financial institutions listed in Schedule 1 thereto as lenders, (iv) Sumitomo Mitsui Banking Corporation Europe Limited and CommBank Europe Limited, as mandated lead arrangers and bookrunners, (v) SMBC Nikko Capital Markets Ltd as hedging bank and (vi) Sumitomo Mitsui Banking Corporation Europe Limited, as structuring bank and agent;

p)	Encumbrance	means any mortgage, charge, pledge, lien, option or other security interest or restriction of any kind;

q)	Facility B Prepayment Amount
means the amount of Facility B under the Dan Cisne Facility relating to “Dan Cisne” to be prepaid on Closing by the Company in accordance with the terms of the Dan Cisne Facility, being USD 15,894,718, plus accumulated interest;

r)	Governmental Authority	means any domestic or foreign government, including federal, provincial, state, municipal, county or regional government or governmental or regulatory authority, domestic or foreign, and includes any department, commission, bureau, board, administrative agency or regulatory body of any of the foregoing and any multinational or supranational organization;

s)	Indemnified Party	shall have the meaning ascribed to such term in Clause 12.3;

t)	Indemnifying Party	shall have the meaning ascribed to such term in Clause 12.3;

u)	Loan Agreement	shall have the meaning ascribed to such term in Clause 4;

v)	Losses	means any loss, liability, claim, damage, expense (including costs of investigation and defence and reasonable attorneys’ fees) or diminution of value, whether or not involving a third-party claim;

w)	Material Adverse Effect	means a material adverse effect on the condition (financial, commercial, technical, legal or otherwise) of the Business, assets, results of operations or prospects of the Company;

x)	Material Agreement	shall have the meaning ascribed to such term in Clause 8.11;

y)	Party	shall have the meaning ascribed to such term in the preamble to this Agreement;

z)	Parties	shall have the meaning ascribed to such term in the preamble to this Agreement;

aa)	Partnership	means KNOT Offshore Partners LP, a Marshall Islands limited partnership;

bb)	Purchase Price	shall have the meaning ascribed to such term in Clause 4;

cc)	Purchase Price Adjustments
shall have the meaning ascribed to such term in Clause 5.4;

dd)	Seller	shall have the meaning ascribed to such term in the preamble to this Agreement;

ee)	Seller Indemnitees	shall have the meaning ascribed to such term in Clause 12.2;

ff)	Seller’s Credit	shall have the meaning ascribed to such term in Clause 4;

gg)	Shares	shall have the meaning ascribed to such term in Clause 1;

hh)	Signing Date	means the date of this Agreement;

ii)	Swap Agreements	means (i) the ISDA Master Agreement dated 14 August 2014, and entered into between the Company and SMBC Nikko Capital Markets Ltd, and (ii) the ISDA Master Agreement dated 14 August 2014, and entered into between the Company and the Commonwealth Bank of Australia, London, and the Schedules thereto and all Transactions and/or Confirmations (as each of the said expressions is defined in the Master Agreements) supplemental thereto relating to the loan for “Dan Cisne” under the Dan Cisne Facility;

jj)	Swap Balance	means the negative balance under the Swap Agreements as determined according to a mark-to-market determination as of the Closing Date, adjusted by USD 400,031 in favour of the Seller to cover the hedging margin compared to the rate at which the Swap Agreements were entered into;

kk)	Taxes	means all taxes (including value-added tax and similar taxes), however denominated, including interest, penalties and other additions to tax that may become payable or imposed by any applicable statute, rule or regulation or any governmental agency, including all taxes, withholdings and other charges in respect of income, profits, gains, payroll, social security or other social benefit taxes, sales, use, excise, real or personal property, stamps, transfers and workers’ compensation, which the Company is required to pay, withhold or collect; and

ll)	Third-Party Claim	shall have the meaning ascribed to such term in Clause 12.3; and

mm)	Vessel	shall have the meaning ascribed to such term in Clause 1.

3	SALE AND PURCHASE

Subject to the terms and conditions set forth in this Agreement, the Seller agrees to sell, and the Buyer agrees to purchase, the Shares, together with all rights attached to them.

The Shares shall be transferred to the Buyer on the Closing Date, free and clear from any Encumbrances.

4	PURCHASE PRICE

The Seller agrees to sell and transfer to the Buyer, and the Buyer agrees to purchase from the Seller for USD 103,000,000, less USD 66,269,555 of outstanding debt obligations of the Company under the Dan Cisne Facility, less the Facility B Prepayment Amount, and as adjusted for the Swap Balance (the “Purchase Price”), plus the Purchase Price Adjustments, all in accordance with and subject to the terms and conditions set forth in this Agreement, the Shares.

The Purchase Price is to be settled by way of (a) a seller’s credit (the “Seller’s Credit”) in the amount of USD 12,000,000 from the Seller to the Buyer, which will be documented by way of a loan agreement in form and with content as set forth in Schedule 1 hereto (collectively, the “Loan Agreement”) and (b) a cash settlement for the remaining portion of the Purchase Price in accordance with Clause 5.3 d). The obligations of the Buyer under the Loan Agreement shall be guaranteed in full by the Partnership.

5	CLOSING

5.1	Time and place

Subject to the satisfaction or waiver of the conditions set forth in Clause 6, the completion of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of the Seller at such time and date as the Parties agree.

5.2	The Seller’s Closing obligations

At the Closing, the Seller shall:

a)	deliver to the Buyer a copy of the minutes of the meeting of the board of directors of the Seller authorising the execution of, and the consummation of the transaction completed by, this Agreement;

b)	in exchange for the payment of the Purchase Price, transfer the Shares to the Buyer and deliver to the Buyer the share register of the Company with the Buyer duly registered as the owner of the Shares, as well as the related notices according to Sections 4-7 and 4-10 of the Companies Act; and

c)	Other than the prepayment referred to in Clause 5.3 c), procure that all prepayments to be made under the Dan Cisne Facility on Drop-Down (as defined therein) are made in accordance with the terms of the Dan Cisne Facility.

5.3	The Buyer’s Closing obligations

At the Closing, the Buyer shall

a)	settle the Purchase Price in accordance with Clause 4;

b)	enter into the Loan Agreement (as borrower) with the Seller (as lender), to evidence and document the Seller’s Credit;

c)	on the Closing Date procure that the Company prepays USD 7,500,000 of the Facility A Tranche under the Dan Cisne Facility and the Facility B Prepayment Amount, in accordance with the terms of the Dan Cisne Facility; and

d)	procure that the cash portion of the Purchase Price is paid to the Drop-Down Account (as defined in the Dan Cisne Facility).

5.4	Post-Closing Adjustment

a)	Within 30 days following the Closing Date, the Buyer and the Seller shall agree on the amount of the post-Closing adjustments to the Purchase Price based on the Company’s working capital as of the Closing Date, including compensation by the Seller to the Buyer for the net intercompany balance with accumulated interest between a) the Company and the Seller, and b) the Company and KNOT Management AS, at the Closing Date (the “Purchase Price Adjustments”).

b)	Within 15 days following the date on which the Purchase Price Adjustments have been agreed pursuant to Clause 5.4 a) above, the Buyer shall pay to the Seller an amount, in cash, equal to the Purchase Price Adjustments. Any amounts other than those covered by the Purchase Price Adjustments varying in the period between the Signing Date and the Closing Date shall be for Seller’s account.

6	CLOSING CONDITIONS

6.1	Conditions to the Buyer’s Closing obligations

The obligations of the Buyer to purchase the Shares and to take the other actions required to be taken by it at the Closing are subject to the satisfaction of each of the following conditions (any of which may be waived in whole or in part by the Buyer) on or before the Closing Date:

a)	there is no material breach of any of the representations and warranties of the Seller set forth in Clause 8 and Clause 9;

b)	the Buyer shall have obtained the funds necessary to consummate the purchase of the Shares and to pay all related fees and expenses;

c)	in all respects material to the transactions contemplated hereby, the Seller shall have performed or complied with all of its obligations pursuant to this Agreement to be performed or complied with by the Seller at or prior to the Closing Date and shall have delivered each document or instrument to be delivered by it pursuant to this Agreement; and

d)	the results of the searches, surveys, tests and inspections of the Vessel referred to in Clause 10.1 h) are reasonably satisfactory to the Buyer.

6.2	Conditions to the Seller’s Closing obligations

The obligations of the Seller to sell the Shares and to take the other actions required to be taken by it at the Closing are subject to the satisfaction of each of the following conditions (any of which may be waived in whole or in part by the Seller) on or before the Closing Date:

a)	there is no material breach of any of the representations and warranties of the Buyer set forth in Clause 7;

b)	At Closing, the Buyer shall procure that the Partnership accede to the Dan Cisne Facility as “Guarantor” by way of an “Accession Letter” set out therein, and that the Shares are pledged as contemplated by the Dan Cisne Facility, and procure that relevant conditions precedent under the Dan Cisne Facility relating to the Partnership and/or the Buyer have been satisfied. At Closing the Seller shall be released from its guarantee obligations under the Dan Cisne Facility with respect to outstanding amounts relating to the Vessel; and

c)	in all respects material to the transactions contemplated hereby, the Buyer shall have performed or complied with all of its obligations pursuant to this Agreement to be performed or complied with by the Buyer at or prior to the Closing Date and shall have delivered each document or instrument to be delivered by it pursuant to this Agreement.

6.3	Conditions of the Parties.

The obligations of Seller to sell the Shares and the obligations of Buyer to purchase the Shares are subject to the satisfaction (or waiver by each of Seller and Buyer) on or prior to the Closing Date of the following conditions:

a)	The Seller shall have received any and all written consents, permits, approvals or authorizations of any Governmental Authority or any other Person (including, but not limited to, with respect to the Charter, the Dan Cisne Facility and the Swap Agreements) and shall have made any and all notices or declarations to or filing with any Governmental Authority or any other Person, including those related to any environmental laws or regulations, required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereunder, including the transfer of the Shares; and

b)	No legal or regulatory action or proceeding shall be pending or threatened by any Governmental Authority to enjoin, restrict or prohibit the purchase and sale of the Shares.

7	REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller that as of the Signing Date and on the Closing Date, unless otherwise expressly stated:

7.1	Corporate existence and power

The Buyer is duly incorporated, validly existing and in good standing under the laws of Norway.

The Buyer has not been declared insolvent; become the subject of a petition in bankruptcy; had a receiver appointed with respect to it or to the Business or part thereof; entered into any arrangement with, or made an assignment for the benefit of, its creditors; or ceased to function as a going concern.

7.2	Corporate authorisation and non-contravention

This Agreement and each other document or instrument delivered or to be delivered in connection with this Agreement has been duly authorised by all necessary corporate action(s) of the Buyer and constitutes or will, when executed, constitute valid and binding obligations of the Buyer enforceable in accordance with its respective terms.

The execution by the Buyer of this Agreement and each other document or instrument delivered or to be delivered in connection with it, and the performance by the Buyer of its obligations under this Agreement and the consummation of the transactions provided for in this Agreement, do not and will not result in a breach of any provision of the articles of association of the Buyer or of any applicable law, order, judgment or decree of any court or Governmental Authority or of any agreement to which the Buyer is bound.

The Buyer is not required to obtain any authorisations, consents, approvals or exemptions by any Governmental Authority in connection with the entering into or performance of its obligations under this Agreement.

8	REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Buyer as of the Signing Date and on the Closing Date, unless otherwise expressly stated:

8.1	Corporate existence and power

Each of the Company and the Seller is duly incorporated, validly existing and in good standing under the laws of Norway.

Each of the Company and the Seller has not been declared insolvent; become the subject of a petition in bankruptcy; had a receiver appointed with respect to it or to the Business or part thereof; entered into any arrangement with, or made an assignment for the benefit of, its creditors; or ceased to function as a going concern.

8.2	Corporate authorisation and non-contravention

This Agreement and each other document or instrument delivered or to be delivered in connection with this Agreement has been duly authorised by all necessary corporate action(s) of each of the Company and the Seller, as appropriate, and constitutes or will, when executed, constitute valid and binding obligations of each of the Company and the Seller, as appropriate, enforceable in accordance with its respective terms.

The execution by each of the Company and the Seller, as appropriate, of this Agreement and each other document or instrument delivered or to be delivered in connection with it, and the performance by each of the Company and the Seller, as appropriate, of its obligations under this Agreement and the consummation of the transactions provided for in this Agreement, do not and will not result in a breach of any provision of the articles of association of each of the Company and the Seller, as appropriate, or of any applicable law, order, judgment or decree of any court or Governmental Authority or of any agreement to which each of the Company and the Seller, as appropriate, is bound.

Each of the Company and the Seller, as appropriate, is not required to obtain any authorisations, consents, approvals or exemptions by any Governmental Authority in connection with the entering into or performance of its obligations under this Agreement.

8.3	Capitalisation and title

The Seller has full ownership to the Shares. The Shares are fully authorised, validly issued, fully paid and at Closing, free and clear from any Encumbrances.

There is no outstanding subscription, option or similar rights relating to the Shares.

8.4	Records

The Company’s articles of association and shareholders’ register are true, accurate, up-to-date and complete.

8.5	Charter documents; validity of the Charter

The Seller has supplied to the Buyer true and correct copies of the Charter and any related documents, as amended to the Closing Date. The Charter is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms and, to the knowledge of the Seller, the Charter is a valid and binding agreement of all other parties thereto enforceable against such parties in accordance with its terms.

8.6	Accounts

The Accounts have been prepared in accordance with the Accounting Principles and in accordance with the books and records of the Company. The Accounts give a true and accurate view of the financial position, solvency, assets, liabilities, liquidity, cash flow and the result of the operations of the Company as of the Accounts Date.

8.7	No undisclosed liabilities

Neither the Company nor the Vessel has any Encumbrances, or other liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due (including, without limitation, any liability for Taxes and interest, penalties and other charges payable with respect to any such liability or obligation), except for such liabilities or obligations arising under the Dan Cisne Facility, the Swap Agreements, the inter-company balances described in Clause 8.8 and the Encumbrances appearing in the ship registry of the Vessel and arising under the Dan Cisne Facility and the Swap Agreements.

8.8	Loans and other financial facilities

All loans and other financial facilities available to the Company have been made available for review by the Buyer.

a)	As of the Signing Date, the principal outstanding amount under the Dan Cisne Facility for which the Company will be responsible at the time of Closing (provided Closing takes place on or before 19 December 2014) is USD 66,269,555, plus the Facility B Prepayment Amount;

b)	As of the Signing Date, the inter-company balance between the Seller (as lender) and the Company (as borrower) is NOK 11,721,936, and the interest rate under such inter-company balance is 5.33% per annum; and

c)	As of the Signing Date, the non-interest bearing inter-company balance between the Company (as borrower) and KNOT Management AS (as lender) is NOK 7,638,379.

No event has occurred which gives, or after notice or lapse of time, or both, would give any third party the right to call for repayment from the Company prior to normal maturity of any loan or other financial facility. The Company shall not be indebted, directly or indirectly, to any person who is an officer, director, stockholder or employee of any of the Seller or any spouse, child or other relative or any affiliate of any such person, nor shall any such officer, director, stockholder, employee, relative or affiliate be indebted to the Company.

8.9	Assets

At the Closing Date, the Company shall not be using assets in the Business that it neither owns nor has the right to use pursuant to written agreements with third parties. At the Closing Date, the assets of the Company will comprise all the assets necessary for carrying on the Business fully and effectively to the extent to which it is conducted at the Signing Date.

8.10	Absence of certain changes or events

Since the Accounts Date, there has not occurred or arisen:

a)	any change of accounting methods, principles or practices, accounting, invoicing and supplier practice or procedures for the Company;

b)	any acquisition or disposal of, or the entering into any agreement to acquire or dispose of, any asset, other than the sale of products in the ordinary course of business;

c)	the termination of any Material Agreement;

d)	any obligations, commitments or liabilities, contingent or otherwise, whether for Taxes or otherwise, except obligations, commitments and liabilities arising in the ordinary course of business;

e)	any event or condition, whether covered by insurance or not, which has resulted in or may result in a Material Adverse Effect; or

f)	the entering into of any agreements or commitments other than on customary terms.

8.11	Agreements

Each Material Agreement is in full force and effect. No other Material Agreements will be entered into by the Company prior the Closing Date without the prior consent of the Buyer (such consent not to be unreasonably withheld). The Company has fulfilled all material obligations required pursuant to the Material Agreements to have been performed by it prior to the Signing Date and has not waived any material rights thereunder.

There has not occurred any material default on the part of the Company under any of the Material Agreements, or to the knowledge of the Seller, on the part of any other party thereto, nor has any event occurred that with the giving of notice or the lapse of time, or both, would constitute any material default on the part of the Company under any of the Material Agreements nor, to the knowledge of the Seller, has any event occurred that with the giving of notice or the lapse of time, or both, would constitute any material default on the part of any other party to any of the Material Agreements.

The term “Material Agreement” means each agreement, contract or other undertaking by or of the Company (a) that is of material importance to the Business or (b) the value of which, in respect of total turnover during one year, is not less than NOK 500,000, provided, however, that such term includes the Charter, the Dan Cisne Facility and the Swap Agreements.

8.12	Insurance

The Company maintains insurance policies on fire, theft, loss, disruption, product and general liability and other forms of insurance with reputable insurers that would reasonably be judged to be sound and required for the Business.

The Company’s insurance policies do not contain any provisions regarding a change of control or ownership of the insured.

The Company is in compliance with all terms and conditions contained in the insurance policies, and nothing has been done or omitted to be done that would make any insurance policy or insurance void or voidable or that would result in a reduction of the coverage (No: avkortning).

8.13	Environmental matters

The Company is not and has not been in breach of any applicable laws (whether civil, criminal or administrative), statutes, regulations, directives, codes, judgments, orders or any other measures imposed by any governmental, statutory or regulatory body with regard to the pollution or the protection of the environment or to the protection of human health or human safety, or any other living organisms supported by the environment.

There is no current governmental investigation or disciplinary proceeding relating to any alleged breach of any law or permit by the Company, and none is pending, nor threatened.

The Company has not, other than as permitted under applicable permits or applicable laws or regulations held from time to time, disposed of, discharged, released, placed, dumped or emitted any hazardous substances, such as pollutants, contaminants, hazardous or toxic materials, wastes or chemicals. Neither the Seller nor the Company has received any formal or informal notice or other communication from which it appears that the Company may be or has been in violation of any laws or permits. There are no actual or contingent obligations on the Company to pay money or carry out any work in order to keep or be granted an extension or renewal of any existing permit. There are no facts or circumstances that could result in such an obligation. The properties used by the Company are not made of or do not contain any form of asbestos or any other toxic substance that may cause damage to the health of the persons working or visiting the premises.

8.14	Compliance with laws

The Company has at all times conducted the Business in accordance with and has complied with any applicable laws in Norway and in any other relevant countries relating to its operations and the Business.

All necessary licences, consents, permits and authorisations have been obtained by the Company to enable the Company to carry on the Business in the places and in the manner in which such Business is now conducted and all such licences, consents, permits and authorisations are valid and subsisting and have been complied with in all respects.

8.15	Litigation

There are no claims, actions, lawsuits, administrative, governmental, arbitration or other legal proceedings (including but not limited to proceedings related to Taxes) pending or threatened against or involving the Company, the Business or properties or assets of the Company and which would result in a Material Adverse Effect if adversely determined.

8.16	Taxes

The Company has properly filed with the appropriate Tax authorities all Tax returns and reports required to be filed for all Tax periods ending prior to the Closing Date. Such filings are true, correct and complete. All information required for a correct assessment of Taxes has been provided.

The Tax returns of the Company have been assessed and approved by the Tax authorities through the Tax years up to and including the years for which such assessment and approval is required, and the Company is not subject to any dispute with any such authority.

All Taxes that have become due have been fully paid or fully provided for in the Accounts, and the Company shall not be liable for any additional Tax pertaining to the period before the Accounts Date. All Taxes for the period after the Accounts Date have been fully paid when due.

There are no Tax audits, Tax disputes or Tax litigation pending or threatened against or involving the Company. There is no basis for assessment of any deficiency in any Taxes against the Company that has not been provided for in the Accounts or that has not been paid.

The Company is not and has not been involved in any transaction that could be considered as Tax-evasive. All losses for Tax purposes incurred by of the Company are trading losses and are available to be carried forward and set off against income in succeeding periods without limitation and have been accepted by the relevant Tax authorities.

The Company is not and has not been subject to any Tax outside its respective country of fiscal residence.

8.17	Relationship with the Seller

Except as disclosed to the Buyer, there are no written or oral agreements or arrangements between the Company and the Seller, and no liabilities or obligations (contingent or otherwise) owed by the Company to the Seller.

No services provided by the Seller to the Company are necessary in the ordinary course of business.

No payments of any kind, including, but not limited to management charges, have been made by the Company to the Seller, save for payments under agreements or arrangements made on an arm’s-length basis in accordance with applicable law and regulations.

8.18	Information

All documents provided to the Buyer by or on behalf of the Seller or the Company are true and correct, and no document provided to the Buyer by or on behalf of the Seller or the Company contains any untrue statement of a relevant fact or omits to state a relevant fact necessary to make the statements contained in the document not misleading.

There are no facts or circumstances known to the Seller, relating to the affairs of the Company, that have not been disclosed to the Buyer, which, if disclosed, reasonably could have been expected to influence the decision of the Buyer to purchase the Shares on the terms of this Agreement.

The Seller confirms that the Seller, prior to the Signing Date, has made, and until the Closing Date, shall continue to make, all investigations necessary in order to ensure that the statements in Clause 7 are correct.

9	REPRESENTATIONS AND WARRANTIES OF THE SELLER REGARDING THE VESSEL

The Seller represents and warrants to the Buyer as of the Signing Date and on the Closing Date, unless otherwise expressly stated:

9.1	Flag and title

The Company is the registered owner of the Vessel and has good and marketable title to the Vessel, free and clear of any and all Encumbrances, other than those arising under the Dan Cisne Facility. The Vessel is properly registered in the name of the Seller under and pursuant to the flag and law of Denmark, and all fees due and payable in connection with such registration have been paid.

9.2	Classification

The Vessel is entered with Det Norske Veritas and has the highest classification rating. The Vessel is in class without any recommendations or notation as to class or other requirement of the relevant classification society, and if the Vessel is in a port, it is in such condition that it cannot be detached by any port state authority or the flag state authority for any deficiency.

9.3	Maintenance

The Vessel has been maintained in a proper and efficient manner in accordance with internationally accepted standards for good ship maintenance, is in good operating order, condition and repair and is seaworthy, and all repairs made to the Vessel during the last two years and all known scheduled repairs due to be made and all known deficiencies have been disclosed to the Buyer.

9.4	Liens

The Vessel is not (a) under arrest or otherwise detained, (b) other than in the ordinary course of business, in the possession of any person (other than her master and crew) or (c) subject to a possessory lien.

9.5	Safety

The Vessel is supplied with valid and up-to-date safety, safety construction, safety equipment, radio, loadline, health, tonnage, trading and other certificates or documents as may for the time being be prescribed by the law of Malta or of any other pertinent jurisdiction, or that would otherwise be deemed necessary by a shipowner acting in accordance with internationally accepted standards for good ship management and operations.

9.6	No blacklisting or boycotts

No blacklisting or boycotting of any type has been applied or currently exists against or in respect of the Vessel.

9.7	No options

There are not outstanding any options or other rights to purchase the Vessel.

9.8	Insurance

The insurance policies relating to the Vessel are as set forth on Schedule 2 hereto, each of which is in full force and effect and, to the Seller’s knowledge, not subject to being voided or terminated for any reason.

10	COVENANTS PRIOR TO THE CLOSING

10.1	Covenants of the Seller Prior to the Closing

From the Signing Date to the Closing Date, the Seller shall cause the Company to conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted. The Seller shall not permit the Company to enter into any contracts or other written or oral agreements prior to the Closing Date, other than such contracts and agreements as have been disclosed to the Buyer prior to the Signing Date, without the prior consent of the Buyer (such consent not to be unreasonably withheld). In addition, the Seller shall not permit the Company to take any action that would result in any of the conditions to the purchase and sale of the Shares set forth in Clause 6 not being satisfied. Furthermore, the Seller hereby agrees and covenants that it:

a)	shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to consummate and make effective as promptly as possible the transactions contemplated by this Agreement and to co-operate with the Buyer and others in connection with the foregoing;

b)	shall use its best efforts to obtain the authorisations, consents, orders and approvals of regulatory bodies and officials that may be or become necessary for the performance of its obligations pursuant to this Agreement and the completion of the transactions contemplated by it;

c)	shall co-operate with the Buyer and promptly seek to obtain such authorisations, consents, orders and approvals as may be necessary for the performance of the Parties’ respective obligations pursuant to this Agreement;

d)	shall not amend, alter or otherwise modify or permit any amendment, alteration or modification of any material provision of or terminate the Charter or any other contract prior to the Closing Date without the prior written consent of the Buyer, such consent not to be unreasonably withheld or delayed;

e)	shall not exercise or permit any exercise of any rights or options contained in the Charter, without the prior written consent of the Buyer, not to be unreasonably withheld or delayed;

f)	shall observe and perform in a timely manner, all of its covenants and obligations under the Charter, the Dan Cisne Facility and the Swap Agreements, if any, and in the case of a default by another party thereto, it shall forthwith advise the Buyer of such default and shall, if requested by the Buyer, enforce all of its rights under such Charter or the Dan Cisne Facility, as applicable, in respect of such default;

g)	shall not cause or, to the extent reasonably within its control, permit any Encumbrances to attach to the Vessel other than in connection with the Dan Cisne Facility and the Swap Agreements; and

h)	shall permit representatives of the Buyer to make, prior to the Closing Date, at the Buyer’s risk and expense, such surveys, tests and inspections of the Vessel as the Buyer may deem desirable, so long as such surveys, tests or inspections do not damage the Vessel or interfere with the activities of the Seller, the Company or the Charterer thereon and so long as the Buyer shall have furnished the Seller with evidence that adequate liability insurance is in full force and effect.

10.2	Covenants of the Buyer Prior to the Closing

The Buyer hereby agrees and covenants that during the period of time after the Signing Date and prior to the Closing Date, the Buyer shall, in respect of the Shares to be transferred on the Closing Date, take, or cause to be taken, all necessary partnership action, steps and proceedings to approve or authorize validly and effectively the purchase and sale of the Shares and the execution and delivery of this Agreement and the other agreements and documents contemplated hereby.

11	TERMINATION

11.1	Termination

This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned, at any time prior to the Closing Date:

a)	by either Party if a breach of any provision of this Agreement has been committed by the other Party, such breach has not been waived and such breach is material to the transactions contemplated hereby, the Business or the assets, financial condition or prospect of the Company;

b)	by the Buyer if satisfaction of any of the conditions in Clause 6.1 is or becomes impossible (other than through the failure of the Buyer to comply with its obligations under this Agreement) and the Buyer has not waived such condition;

c)	by the Seller if satisfaction of any of the conditions in Clause 6.2 is or becomes impossible (other than through the failure of the Seller to comply with its obligations under this Agreement) and the Seller has not waived such condition;

d)	by either Party if satisfaction of any of the conditions in Clause 6.3 is or becomes impossible and Buyer and Seller have not waived such condition;

e)	by the Buyer due to a change having occurred that has resulted or may result in a Material Adverse Effect; or

f)	by mutual written consent of the Seller and the Buyer.

11.2	Rights on termination

If this Agreement is terminated pursuant to Clause 11.1, all further obligations of the Parties pursuant to this Agreement shall terminate without further liability of a Party to the other, provided, however, that the obligations of the Parties contained in Clause 13 (Costs) and Clause 17 (Governing Law and arbitration) shall survive such termination, and further provided, that if this Agreement is terminated by a Party because of the breach of this Agreement by the other Party or because one or more of the conditions to the terminating Party’s obligations under this Agreement is not satisfied as a result of the other Party’s failure to comply with its obligations under this Agreement, the terminating Party’s right to pursue all legal remedies will survive such termination unimpaired.

12	INDEMNIFICATION

12.1	Indemnity by the Seller

Following the Closing, the Seller shall be liable for, and shall indemnify, defend and hold harmless the Buyer and its respective officers, directors, employees, agents and representatives (the “Buyer Indemnitees”) from and against, any Losses, suffered or incurred by such Buyer Indemnitees:

a)	by reason of, arising out of or otherwise in respect of any inaccuracy in, breach of any representation or warranty, or a failure to perform or observe fully any covenant, agreement or obligation of, the Seller in or under this Agreement or in or under any document, instrument or agreement delivered pursuant to this Agreement by the Seller;

b)	subject to Clause 13 b), any fees, expenses or other payments incurred or owed by the Seller to any brokers, financial advisors or comparable other persons retained or employed by it in connection with the transaction contemplated by this Agreement;

c)	any Losses of the Company or the Vessel incurred prior to or on the Closing Date arising from any violation of any applicable law or regulation relating to protection of natural resources, health and safety and the environment;

d)	all federal, state, foreign and local income tax liabilities attributable to the Company or operation of the Vessel prior to the Closing Date; or

e)	any Losses suffered or incurred by such Buyer Indemnitees in connection with any claim for the repayment of hire or Losses in relation to the Vessel for periods prior to the Closing.

12.2	Indemnity by the Buyer

Following the Closing, the Buyer shall be liable for, and shall indemnify, defend and hold harmless the Seller and its respective officers, directors, employees, agents and representatives (the “Seller Indemnitees”) from and against, any Losses, suffered or incurred by such Seller Indemnitees by reason of, arising out of or otherwise in respect of any inaccuracy in, breach of any representation or warranty, or a failure to perform or observe fully any covenant, agreement or obligation of, the Buyer in or under this Agreement or in or under any document, instrument or agreement delivered pursuant to this Agreement by the Buyer.

12.3	Indemnification procedures with respect to third-party claims

If the Seller or the Buyer, as the case may be (an “Indemnified Party”), shall receive notice of any claim by a third party that is or may be subject to indemnification or compensation from the other Party pursuant to this Agreement (a “Third-Party Claim”), the Indemnified Party shall give the other Party (the “Indemnifying Party”) prompt written notice of such Third-Party Claim and the Indemnifying Party shall, at the Indemnifying Party’s option, have the right to participate in the defence thereof by counsel at the Indemnifying Party’s own cost and expense. If the Indemnifying Party acknowledges within 30 days from such written notice in writing its obligation to indemnify the Indemnified Party against all Losses that may result from such Third-Party Claim, the Indemnifying Party shall be entitled, at the Indemnifying Party’s option, to assume and control the defence of such Third-Party Claim at the Indemnifying Party’s cost and expense and through counsel of the Indemnifying Party’s choice. No such Third-Party Claim may be settled by the Indemnifying Party without the written consent of the Indemnified Party, unless the settlement involves only the payment of money by the Indemnifying Party. No Third-Party Claim that is being defended in good faith by the Indemnifying Party shall be settled by the Indemnified Party without the written consent of the Indemnifying Party. The Indemnifying Party shall have no obligation to indemnify the Indemnified Party for any losses resulting from the settlement of Third-Party Claims in violation of the provisions of this Clause 12.3.

13	COSTS

a)	Subject to Clause 13b), each party shall pay its own costs and expenses in connection with the preparation for and completion of the transactions contemplated by this Agreement,

including but not limited to all fees and expenses of its own representatives, agents, brokers, legal and financial advisers and authorities and no such costs or expenses shall be charged to or paid by, neither directly or indirectly, the Company.

b)	The fees and expenses related to the fairness opinion of AMA Securities Inc. dated December 2014 will be divided equally between the Buyer and the Seller.

14	NOTICES

All notices, requests, demands, approvals, waivers and other communications required or permitted under this Agreement must be in writing in the English language and shall be deemed to have been received by a Party when:

a)	delivered by post, unless actually received earlier, on the third Business Day after posting, if posted within Norway, or the fifth Business Day, if posted to or from a place outside Norway;

b)	delivered by hand, on the day of delivery; or

c)	delivered by fax, on the day of dispatch if supported by a written confirmation from the sender’s fax machine that the message has been properly transmitted.

All such notices and communications shall be addressed as set forth below or to such other addresses as may be given by written notice in accordance with this Clause 14.

If to the Seller:

Knutsen NYK Offshore Tankers AS

Attention: Chairman of the Board

Smedasundet 40, Postboks 2017, 5504 Haugesund, Norway

Fax no.: +47 52 70 40 40

If to the Buyer:

KNOT Shuttle Tankers AS

Attention: Chairman of the Board

Smedasundet 40, Postboks 2017, 5504 Haugesund, Norway

Fax no.: +47 52 70 40 40

15	ASSIGNMENT

This Agreement shall be binding upon and inure to the benefit of the successors of the Parties, but shall not be assignable by any of the Parties without the prior written consent of the other Party. The benefit of this Agreement may, however, be assigned by either of the Parties to any group directly or indirectly controlling, controlled by or under common control of the assignor, provided that the assignor shall remain liable for its own debt and for all obligations under this Agreement.

16	MISCELLANEOUS

16.1	Further Assurances

From time to time after the Signing Date, and without any further consideration, the Parties agree to execute, acknowledge and deliver all such additional deeds, assignments, bills of sale, conveyances, instruments, notices, releases, acquittances and other documents, and shall do all such other acts and things, all in accordance with applicable law, as may be necessary or appropriate (a) more fully to assure that the applicable Parties own all of the properties, rights, titles, interests, estates, remedies, powers and privileges granted by this Agreement, or which are intended to be so granted, (b) more fully and effectively to vest in the applicable Parties and their respective successors and assigns beneficial and record title to the interests contributed and assigned by this Agreement or intended so to be and (c) more fully and effectively to carry out the purposes and intent of this Agreement.

16.2	Integration

This Agreement, the Schedules and Appendices hereto and the instruments referenced herein supersede all previous understandings or agreements among the Parties, whether oral or written, with respect to its subject matter hereof. This Agreement, the Schedules and Appendices hereto and the instruments referenced herein contain the entire understanding of the Parties with respect to the subject matter hereof and thereof. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Agreement unless it is contained in a written amendment hereto executed by the Parties hereto after the Signing Date.

16.3	No Broker’s Fees

No one is entitled to receive any finder’s fee, brokerage or other commission in connection with the purchase of the Shares or the consummation of the transactions contemplated by this Agreement.

17	GOVERNING LAW AND ARBITRATION

This Agreement shall be governed by and construed in accordance with Norwegian law.

The Parties shall seek to solve through negotiations any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity hereof. If the Parties fail to solve such dispute, controversy or claim by a written agreement within 60 days after one of the Parties has requested such negotiations by notice to the other Party, such dispute, controversy or claim shall be finally settled by arbitration in Haugesund in the English language in accordance with the Norwegian Arbitration Act. The arbitration tribunal shall consist of three arbitrators, of which the Buyer shall appoint one arbitrator and the Seller shall appoint one arbitrator. The arbitrators so appointed shall appoint the third arbitrator, who shall be the chairman of the arbitration tribunal. In the event of failure by a Party to appoint its arbitrator within 30 days after the request for arbitration first is given, or the failure by the first two arbitrators to appoint the third arbitrator within 30 days after appointment of the last of the first two arbitrators to be appointed, such arbitrator or arbitrators shall be appointed by the district judge (No: “Sorenskriver”) of Haugesund District Court. Any Party may seek judgement upon any award in any court having jurisdiction, or an application may be made to such court for the judicial acceptance of the award and for an order of enforcement.

Notwithstanding the above, either Party may bring an action in any court of competent jurisdiction (a) for provisional relief pending the outcome of arbitration, including, without limitation, provisional injunctive relief or pre-judgement attachment of assets, or (b) to compel arbitration or enforce any arbitral award. For purposes of any proceeding authorised by this Clause 16, each Party hereby consents to the non-exclusive jurisdiction of Haugesund, Norway.

* * *

This Agreement has been executed in two original copies, of which each Party has retained one copy.

Knutsen NYK Offshore Tankers AS		KNOT Shuttle Tankers AS

By:	/s/ ØYSTEIN M. KALLEKLEV	By:	/s/ KARL GERHARD BRÅSTEIN DAHL
Name:	Øystein Moksheim Kalleklev	Name:	Karl Gherhard Bråstein Dahl
Title:	Chief Financial Officer	Title:	Board Member

By:
Name:
Title:

Schedule 1

FORM OF LOAN AGREEMENT

SELLER’S CREDIT

THE UNDERSIGNED, KNOT SHUTTLE TANKERS AS, of Smedasundet 40, 5529 Haugesund, Norway, a company registered in Norway with registration number 998 942 829 (the “Borrower”)

HEREBY ACKNOWLEDGES that it owes to KNUTSEN NYK OFFSHORE TANKERS AS, of Smedasundet 40, 5529 Haugesund, Norway, a company registered in Norway with registration number 995 221 713 (the “Creditor”)

THE INITIAL PRINCIPAL AMOUNT of USD 12,000,000 (the “Loan Amount”), pursuant to the terms and conditions of this seller’s credit (the “Seller’s Credit”) as set out below:

Interpretation:	Capitalised terms not otherwise defined in this Seller’s Credit shall have the meanings ascribed to them in Schedule 1.

Undertaking to pay:	The Borrower irrevocably and unconditionally undertakes to pay to the Creditor the Loan Amount together with any other amount outstanding under this Seller’s Credit on the Maturity Date.

Maturity Date:	The date falling 5 years after the date of signing of this Seller’s Credit, or such other date as mutually agreed between the Borrower and the Creditor.

Interest:	Until this Seller’s Credit is repaid in accordance with the terms set out herein, interest shall accrue on the Loan Amount and be payable in accordance with the following conditions:

	a)	Interest shall accrue during the period from and including Closing (as defined in the SPA) and ending on the day preceding the due date for repayment of this Seller’s Credit.

	b)	The interest on the Loan Amount is fixed semi-annually based on the 6 months forward swap LIBOR, plus a margin fixed to 450 bps (4.50%) per annum.

	c)	Accrued interest on the Loan Amount shall accumulate, be compounded with the Loan Amount at the end of each consecutive six month period (the first of which starting on the date on which the Loan is made available to the Borrower) and be payable at the end of each such consecutive six month period.

	d)	Interest is calculated from day to day on the basis of the actual number of days elapsed and a year of 360 days.

	e)	Interest ceases to accrue on this Seller’s Credit as from the date on which this Seller’s Credit is fully repaid.

Default interest:	If the Borrower fails to pay any amount payable by it under this Seller’s Credit, or if an Event of Default occurs, the applicable interest on the overdue Loan Amount and accrued interest upon such failure to pay or Event of Default shall accrue at a rate of eight per cent (8.00%) per annum from the due date or the date an Event of Default occurred (as the case may be), to the date of actual payment.

No set-off by Borrower:	All payments to be made by the Borrower under this Seller’s Credit shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim, unless explicitly agreed in a separate agreement.

Repayment:

Unless previously repaid, the Borrower shall repay this Seller’s Credit in full on the Maturity Date at par together with accrued interest up to (but excluding) the Maturity Date.

The Borrower may at any time, prepay in whole or in part this Seller’s Credit with five (5) Business Days notice. No prepayment fee applies to any such early prepayment.

All payments under this Seller’s Credit shall be made to such account as the Creditor from time to time notifies to the Borrower.

Priority and subordination:

This Seller’s Credit shall constitute senior debt obligations of the Borrower and has priority over any shareholder loans (to the Borrower) and equity provided by its owners.

Notwithstanding the foregoing, the obligations of the Borrower and the claims of the Creditor under this Seller’s Credit shall – if the Borrower, the Guarantor or the Target becomes insolvent or enters into bankruptcy proceedings - be fully subordinated to claims of the Senior Banks in respect of the Senior Bank Debt Guarantee Obligations.

Guarantee:	The obligations of the Borrower under this Seller’s Credit shall at all times until the Loan Amount, together with any and all amounts outstanding hereunder are repaid in full, be fully and irrevocably guaranteed by KNOT Offshore Partners LP, a Marshall Islands limited partnership (the “Guarantor”). Such guarantee shall be made by the Guarantor’s co-signature on this Seller’s Credit.

Events of Default:	The Loan Amount becomes immediately and automatically due for payment in full (together with accrued interest) upon the occurrence of an Event of Default, where “Event of Default” means:

	a)	any non-payment by the Borrower under this Seller’s Credit; or

	b)	upon the Borrower becoming insolvent or entering into bankruptcy proceedings, any liquidator or trustee in bankruptcy or similar officer is appointed in respect of the Borrower or any of its assets, any preparations are taken by its shareholders, directors or other officers for its winding up or dissolution.

For the avoidance of doubt, the provisions regarding subordination set forth in paragraph “Priority and subordination” applies in case of an Event of Default as set out in item b) above.

Transferability:

The Borrower may not transfer this Seller’s Credit (or any of its obligations and liabilities hereunder) to any third party.

The Creditor may transfer this Seller’s Credit, subject to the Borrower’s consent.

Governing law and enforcement:	This Seller’s Credit shall be governed by the laws of Norway, with the courts of Haugesund, Norway as legal venue.

THIS SELLER’S CREDIT has been entered into on [—] December 2014.

KNOT SHUTTLE TANKERS AS

By:
Name:
Title:

KNUTSEN NYK OFFSHORE TANKERS AS

By:
Name:
Title:

Guarantee

By our co-signature on this Seller’s Credit we, KNOT Offshore Partners LP, hereby unconditionally and irrevocably guarantees, as primary obligor as and for its own debt and not merely as surety to the Creditor the due and punctual payment by the Borrower of any and all sums which are now or at any time hereafter will be payable by the Borrower under or in respect of the Seller’s Credit.

If and whenever the Borrower shall make default in the payment of any sums due and payable under the terms of the Seller’s Credit, we shall forthwith, following demand by Creditor to us, pay to the Creditor in such manner as notified by the Creditor the moneys in regard to which such default has been made, with the default interest (if any) thereon.

Our total liability under this Guarantee shall, in the aggregate, always be limited to the Loan Amount plus all unpaid interest and default interest.

KNOT OFFSHORE PARTNERS LP

By:
Name:
Title:

Schedule 1: Definitions

Business Day:	Any day on which banks are generally open for commercial business in Norway.

Senior Banks:	Sumitomo Mitsui Banking Corporation Europe Limited, CommBank Europe Limited and SMBC Nikko Capital Markets Ltd and/or such other banks as may become creditors in respect of the Senior Bank Debt from time to time.

Senior Bank Debt:	The USD 172,500,000 Senior Secured Credit Facilities Agreement in respect of the vessel “Dan Cisne” and the vessel “Dan Sabia”, dated April 3, 2014, made between (i) the Target and KNOT Shuttle Tankers 21 AS as joint and several borrowers, (ii) the Seller as original guarantor, (iii) the banks and financial institutions listed in Schedule 1 thereto as lenders, (iv) Sumitomo Mitsui Banking Corporation Europe Limited and CommBank Europe Limited, as mandated lead arrangers and bookrunners (v) SMBC Nikko Capital Markets Ltd, as hedging bank and (vi) Sumitomo Mitsui Banking Corporation Europe Limited, as structuring bank and agent (as amended, supplemented or varied from time to time).

Senior Bank Debt Guarantee Obligations:	The Guarantor’s potential payment obligations as guarantor for the Target’s fulfilment of its obligations under the Senior Bank Debt.

SPA:	The share purchase agreement entered into between the Borrower and the Creditor dated 10 December 2014, whereby the Borrower agreed to purchase and the Creditor agreed to sell all shares in Target.

Target:	KNOT Shuttle Tankers 20 AS, of Smedasundet 40, 5529 Haugesund, Norway a company registered in Norway with registration number 897 099 152.

Schedule 2

INSURANCES

Insurance Policies (all quoted values are USD)

Hull & Machinery
Hull	Insured Value: $75,335,000	Policy Renewal: 28.12.2015
Hull Interest	Insured Value: $19,825,000	Policy Renewal: 28.12.2015
Freight Interest	Insured Value: $3,965,000	Policy Renewal: 28.12.2015

P&I Insurance
Gross Tonnage: 36,303		Policy Renewal: 20.02.2015

War Risk
	Insured Value: $99.125.000	Policy Renewal: 28.12.2015

Hull & Machinery
MAPFRE SEGUROS GERAIS S/A		100%

Total 100%

Hull Interest/Freight Interest
100%	MAPFRE SEGUROS GERAIS S/A

War Risk
100%	MAPFRE SEGUROS GERAIS S/A

P&I
100%	UK P&I CLUB

Schedule 3

ACCOUNTS

[Separate attachment]

KNOT

Knutsen NYK Offshore Tankers AS

KNOT Shuttle Tankers 20 AS

Annual Report 2013

KNOT SHUTTLE TANKERS 20 AS

REPORT OF THE BOARD OF DIRECTORS 2013

KNOT Shuttle Tankers 20 AS (former Knutsen NYK Offshore Tankers 1 AS) will during 2nd quarter of 2014 take over the vessel M/T Dan Sabin and charter agreement from Lauritzen Shuttletankers Singapore Pte. Ltd. The aquisition have not yet take place and the company has no other activity.

There are no employees in the company, and the daily operations are managed by KNOT Management AS in Haugesund in accordance with separate agreement.

The company’s activity

The company is intended for the acquisition of M/T Dan Cisne and her charter contract, but no activity is transferred to the company at the moment.

Result for the year

The company has had no operating income during 2013 or 2012. The operating loss for the year 2013 was NOK 28 265 (NOK 23 950 in 2012). The net financial loss was NOK 1 844 in 2013 (net financial income of NOK 95 in 2012). The loss for the year was NOK 21 678 (NOK 17 176 in 2012). The result for the year came from the net of interests on the working capital and group debt, and general administration of the company.

The Board of Directors suggests the result for the year to be covered by the group contribution received.

Total cash flow from operating activities in the company was negative with NOK 30 109 (NOK 23 855 in 2012).

The liquidity balance was NOK 103 122 as at 31.12.2013, NOK 101 978 the year before.

The financial accounts are settled on the assumption of a going concern. The board confirms the assumption of a going concern.

The environment safety and quality control

The requirements for a safety and an operation of ships are increasing, and both the company, Knutsen NYK Offshore Tankers AS and the manager KNOT Management AS are concerned with an operational excellence. KNOT Group’s fleet consists of modern ships which are designed and engineered for safe, environmentally sound and efficient operations. The ships are maintained and upgraded continuously to meet the demands and expectations from a government and employers. The company and the manager put significant resources to the quality assurance and there are strict requirements for safety systems and an operation of the ships.

The company is not aware of any matters that indicate the pollution the environment significantly.

Future prospects

The company have had no activity from incorporation. The Board of Directors in the company and the owner, Knutsen NYK Offshore Tankers AS are planning and structuring the acquisition of Dan Sabia and her charter contract and has secured long term financing for the vessel.

Haugesund, March 7, 2014

/s/ TRYGVE SEGLEM Trygve Seglem Chairman	/s/ KARL GERHARD BRÅSTEIN DAHL Karl Gerhard Bråstein Dahl Board member	/s/ TOSHI NAKAMURA Toshi Nakamura Board Member

KNOT Shuttle Tankers 20 AS

Profit & Loss Account

	Note	2013	2012

Operating Expenses
Administration	4	28 265	23 950

Total Operating Expenses		28 265	23 950

Operating Result		-28 265	-23 950

Financial Income and Expenses
Financial income	2	1 144	1 195
Financial expenses		-2 988	-1 100

Net Financial Items		-1 844	95

Result before		-30 109	-13 855

Taxes	9	-8 431	-6 679

Result for the year		-21 678	-17 176

KNOT Shuttle Tankers 20 AS

Balance Sheet as of 31. December

	Note	2013	2012
Assets

Fixed assets
Deferred tax asset	9	0	12 060

Total Fixed Assets		0	12 060

Current Assets
Group contribution	3	73 181	0
Bank deposits	7	103 122	101 978

Total Current Assets		176 303	101 978

TOTAL ASSETS		176 303	114 038

KNOT Shuttle Tankers 20 AS

Balance Sheet as of 31. December

	Note	2013	2012
Shareholders Equity and Liabilities

Equity
Share capital	5, 6	100 000	100 000

Total capital paid-in		100 000	100 000

Retained earnings
Loss brought forward		0	-31 012

Total Shareholders’ Equity	5	100 000	68 988

Long Term Debt
Debt to group companies	3	76 303	45 050

Total Long Term Debt		76 303	45 050

Total Liabilities		76 303	45 050

SHAREHOLDERS’ EQUITY AND LIABILITIES		176 303	114 038

Haugesund, March 7, 2014

/s/ TRYGVE SEGLEM Trygve Seglem	/s/ KARL GERHARD BRÅSTEIN DAHL Karl Gerhard Bråstein Dahl	/s/ TOSHI NAKAMURA Toshi Nakamura

Chairman of the Board	Member of the Board	Member of the Board

KNUTSEN SHUTTLE TANKERS 20 AS

CASHFLOW STATEMENT

	2013	2012

Total generated from operations 1)	-30,109	-23,855
Change in working capital	0	0

Net cashflow from operations	-30,109	-23,855

Debt to group companies	31,253	25,050

Net cashflow from financing	31,253	25,050

Net cashflow for the year	1,144	1,195
+ Cash balance per 01.01.	101,978	100,783

- Cash Balance per 31.12.	103,122	101,978

1) Generated from operations:

Result before tax	-30,109	-23,855

= Total generated from operations	-30,109	-23,855

KNUTSEN SHUTTLE TANKERS 20 AS

Notes to the Financial Statement 31.12.2013

1	Accounting Principles

The financial statements have been prepared in accordance with the Norwegian Accounting Act and generally accepted accounting principles in Norway.

Current Assets/Current Liabilities

Fixed assets are intended for long-term ownership and use. Other assets are classified as current assets. Short-term liabilities are due within one year or tied to the operation of the vessel. Other liabilities are classified as long-term liabilities.

Current assets are valued at the lower of cost and fair value. Short-term liabilities are recorded at nominal value at the time of the entering.

Tax

The calculated tax costs in the accounting includes both the payable tax for the period in addition to the change in deferred tax. Deferred tax is calculated using 27% as the basis for taxation on the temporary differences between the accounting and the taxable values in addition to the loss carried forward at the end of the financial year. Tax increasing and decreasing changes in temporary differences which are reversed or can be reversed in the same period are offset and the net value is booked.

Cash flow statement

The cash flow statement is presented using the indirect method of NRS. The liquidity balance is defined as the sum of cash, bank deposits and other short term liquid deposits.

2	Financial Income and Expenses

	2013	2012
Financial Income:
Other interest income	1,144	1,195

Total financial income	1,144	1,195

Financial Expenses
Interest to Group company	2,988	1,100

Total financial expenses	2,988	1,100

3	Intercompany balances

	2013	2012
Financial Income:

Short-term receivables from group companies
Group contribution from KNOT Management AS	73,181	0

Long-term debt to group companies
Knutsen NYK Offshore Tankers AS	76,303	45,050

4	Remuneration

The company have not paid salary or any other remuneration, nor given any loan or guarantees to any leading person or board members during the year.

5	Equity

Specification of the equity per 31.12.

	Share capital	Loss brought forward	Total equity
Equity 01.01.	100,000	-31,012	68,988
Result for the year	0	-21,678	-21,678
Group contribution received	0	52,690	52,690

Equity 31.12.	100,000	0	100,000

Share capital consist of 100 shares a NOK 1,000

Knutsen Terminal Tankers AS owns all the shares in the company. The company is controlled by Knutsen NYK Offshore Tankers AS. Financial statements for the group can be obtained at company’s registered office, Smedasundet 40, 5529 Haugesund.

6	Shares Owned by Board Members and Affiliates

Trygve Seglem controls TS Shipping Invest AS, which owns 50 % of the parent company Knutsen NYK Offshore Tankers AS.

7	Bank deposits

The company doesn’t have restricted bank funds per 31.12.

8	Employees

The company has no employees and thereby no pension liabilities (under the new OTP regulation). KNOT Management AS manages the Company in accordance with a separate management agreement.

9	Tax

Deferred tax/ -benefits are calculated based on the temporary differences existing at the year-end between financial and taxable values, and the taxable deficit carried forward. Below a specification of the temporary differences and taxable deficit carried forward are given, as well as a calculation of the deferred tax at the year-end.

	2013	Change	2012
Temporary differences

Deficit carried forward	-73,181	-30,109	-43,072

Base for deferred tax calculation	-73,181	-30,109	-43,072

Deferred tax/(benefit) based on 28% tax rate	-20,491	-8,431	-12,060

Received group contribution	73,181

Deficit carried forward after group contribution	0

In the following a specification of the differences between the result before tax, and the basis for tax calculation is given.

	2013	2012

Result for the year	-30,109	-23,855
Non-deductible items	0	0

Deficit carried forward before group contribution	-30,109	-23,855
Changes in deficit carried forward	-43,072	0
Received group contribution	73,181	23,855

Tax base	0	0

Calculation of tax expenses
Tax payable, 28% of the tax base	0	0
Change deferred tax/(tax benefit) based on 28% tax rate	-8,431	-6,679

Tax calculated	-8,431	-6,679

AMENDMENT AGREEMENT

TO SHARE PURCHASE AGREEMENT

This amendment agreement (the “Amendment Agreement”) to the share purchase agreement for the sale and purchase of the shares in KNOT Shuttle Tankers 20 AS dated 10 December 2014 (the “Share Purchase Agreement”), is entered into between:

(1)	Knutsen NYK Offshore Tankers AS, company registration no. 995 221 713 (the “Seller”); and

(2)	KNOT Shuttle Tankers AS, company registration no. 998 942 829 (the “Buyer”).

The Seller and the Buyer are hereinafter individually referred to as a “Party” and jointly the “Parties”.

WHEREAS:

The Parties have found it necessary to make certain amendments to the Share Purchase Agreement, and have agreed to enter into this Amendment Agreement to reflect such amendments.

Capitalized terms used in this Amendment Agreement shall have the same meaning as set out in the Share Purchase Agreement.

THE PARTIES HEREBY AGREE AS FOLLOWS:

1	SWAP BALANCE ADJUSTMENT

The Parties agree that instead of adjusting the Purchase Price for the Swap Balance on Closing, such adjustment will be included as a Purchase Price Adjustment after Closing together with the adjustment for working capital (including the inter-company balance) pursuant to Clause 5.4 of the Share Purchase Agreement. In order for the Share Purchase Agreement to reflect this, the Parties agree that Clause 4 (Purchase Price) of the Share Purchase Agreement shall be amended to read as follows:

“The Seller agrees to sell and transfer to the Buyer, and the Buyer agrees to purchase from the Seller for USD 103,000,000, less USD 66,269,555 of outstanding debt obligations of the Company under the Dan Cisne Facility, less the Facility B Prepayment Amount~~, and as adjusted for the Swap Balance~~ (the “Purchase Price”), plus the Purchase Price Adjustments, all in accordance with and subject to the terms and conditions set forth in this Agreement, the Shares.

The Purchase Price is to be settled by way of (a) a seller’s credit (the “Seller’s Credit”) in the amount of USD 12,000,000 from the Seller to the Buyer, which will be documented by way of a loan agreement in form and with content as set forth in Schedule 1 hereto (collectively, the “Loan Agreement”) and (b) a cash settlement for the remaining portion of the Purchase Price in accordance with Clause 5.3 d). The obligations of the Buyer under the Loan Agreement shall be guaranteed in full by the Partnership.”

Further, the Parties agree that Clause 5.4 (Post-Closing Adjustment) shall be amended to read as follows:

a)	“Within 30 days following the Closing Date, the Buyer and the Seller shall agree on the amount of the post-Closing adjustments to the Purchase Price based on (i) the Swap Balance and (ii) the Company’s working capital as of the Closing Date, including compensation by the Seller to the Buyer for the net intercompany balance with accumulated interest between a) the Company and the Seller, and b) the Company and KNOT Management AS, at the Closing Date (the “Purchase Price Adjustments”).

b)	Within 15 days following the date on which the Purchase Price Adjustments have been agreed pursuant to Clause 5.4 a) above, the Buyer or the Seller (as the case may be) shall pay to the other Party an amount, in cash, equal to the Purchase Price Adjustments. Any amounts other than those covered by the Purchase Price Adjustments varying in the period between the Signing Date and the Closing Date shall be for Seller’s account.”

2	NO FURTHER AMENDMENTS

a)	Other than the amendments set out in this Amendment Agreement, the Share Purchase Agreement shall continue in full force and effect and are hereby ratified and confirmed in all respects by the parties.

b)	Choice of law and jurisdiction for this Amendment Agreement shall be as per the Share Purchase Agreement.

This Agreement has been executed in two original copies, of which each Party has retained one copy.

	Knutsen NYK Offshore Tankers AS		11.12.2014 KNOT Shuttle Tankers AS

By:	/s/ ØYSTEIN M. KALLEKLEV	By:	/s/ KARL GERHARD BRÅSTEIN DAHL
Name:	Øystein Moksheim Kalleklev	Name:	Karl Gerhard Bråstein Dahl
Title:	Chief Financial Officer	Title:	Board Member